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                                                                    EXHIBIT 99.i


                           RATIFICATION OF GUARANTY


        THIS RATIFICATION OF GUARANTY (the "Ratification") is given as of the 1st day of July, 1995 by FRUIT OF THE LOOM, INC., a Delaware corporation (the "Guarantor") in order to induce NATIONSBANK OF FLORIDA, N.A., a national banking corporation (the "Lender"), to make a renewal loan to WILLIAM F. FARLEY, an individual (the "Borrower").


                                   RECITALS

        WHEREAS, Borrower obtained from Lender a revolving loan in the principal amount of TWELVE MILLION AND NO/100 DOLLARS ($12,000,000.00) (the "Original Loan"), which Original Loan is evidenced by that certain Revolving Promissory Note which was executed by Borrower on June 27, 1994 (the "Note") and which was guaranteed by Guarantor by that certain Guaranty Agreement ("Guaranty Agreement") dated June 27, 1994, to induce Lender to make the Loan to Borrower; and

        WHEREAS, Borrower wishes to obtain from Lender a renewal of the Original Loan (the "Renewal Loan"), which Renewal Loan is evidenced by a Renewal Revolving Promissory Note in the principal amount of TWELVE MILLION AND NO/100 DOLLARS ($12,000,000.00), executed by Borrower, payable to the order of Lender (the "Renewal Note"); and

        WHEREAS, Lender has required as a condition to entering into the Renewal Note that the Guarantor ratify the Guaranty Agreement.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, representations, warranties and agreements contained herein, the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby ratifies the Guaranty Agreement as being in full force and effect both prior to and following the entry into the Renewal Note as if the Renewal Loan were always a part of the Original Loan and absolutely and unconditionally guarantees to Lender, its successors and assigns (whether collateral assigns or otherwise), the prompt and full payment and performance to Lender of that certain Renewal Note executed herewith in the original principal amount of $12,000,000.00, together with any extensions, renewals or modifications thereof, in connection with which either as maker, drawer, guarantor, endorser or otherwise, whether directly, indirectly or contingently, Borrower is, either individually or jointly or severally with any other person or persons, now or shall become at any time in the future liable to Lender, with interest theron at the rate or rates provided in the Renewal Note guaranteed hereby or at the maximum rate allowed from time to time by law in Florida, whichever is less, until payment in full has been received by Lender, together with all attorney's fees, costs and expenses of collection whether suit be brought or not, including costs, expenses and attorney's fees on appeal if an appeal is taken from any suit, incurred by Lender, in connection with any matter covered by this Ratification.

        Notwithstanding anything set forth to the contrary in the Guaranty Agreement, any controversey or claim between or among the parties hereto including but not limited to those arising out of or relating to this Ratification or any related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Judicial Arbitration and Mediation Services, Inc. (J.A.M.S.), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered

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in any court having jurisdiction.  Any party to this Ratification may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Ratification applies in any court having jurisdiction over such action.

        (a) SPECIAL RULES. The arbitration shall be conducted in Tampa, Florida, the city of Lender's headquarters at the time of this Ratification's execution and administered by J.A.M.S. who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration, further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

        (b) RESERVATIONS OF RIGHTS. Nothing in this Ratification shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Ratification; or (ii) be a waiver by the Lender of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of the Lender hereto (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose against any real or personal property collateral, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief or the appointment of a receiver. The Lender may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Ratification. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

        IN WITNESS WHEREOF, the Guarantor has executed this Agreement as of the date set forth below.

Signed, sealed and delivered
in the presence of:
                                             FRUIT OF THE LOOM, INC., A
                                             Delaware corporation
   Leslie L. Gotaas                          By:     Earl C. Shanks
----------------------------                    -----------------------
   Joyce Privit                              Name:   Earl C. Shanks
----------------------------                      ---------------------
                                             Title:   Vice President
                                                   --------------------

                                             [CORPORATE SEAL]

STATE OF ILLINOIS        )
                         )                   SS:
COUNTY OF COOK           )

        The foregoing instrument was acknowledged before me this ________ day of September, 1995 by Earl C. Shanks as Vice President of FRUIT OF THE LOOM, INC., a Delaware corporation, on behalf of the corporation. He/she/they personally appeared before me, is/are personally known to me or produced drivers license as identification, and [did] [did not] take an oath.

                                               Notary:  Donna Budimir
                                                      --------------------------
           [NOTARIAL SEAL]                     Print Name:  Donna Budimir
                                                          ----------------------
                                               Notary Public, State of Illinois
                                                                      ----------
                                               My commission expires:  2-19-99
                                                                     -----------

        "OFFICIAL SEAL"
         DONNA BUDIMIR
NOTARY PUBLIC, STATE OF ILLINOIS
 MY COMMISSION EXPIRES 2/19/99

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